UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: November 12, 2007

(Date of earliest event reported)

EMAK Worldwide, Inc.

(exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	23346 (Commission File No.)	13-3534145 (I.R.S. Employer Identification No.)

6330 San Vicente Boulevard

Los Angeles, California 90048

(Address of Principal executive offices, including zip code)

(323) 932-4300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

The information included in this Form 8-K and the exhibit hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

On November 1, 2007, EMAK Worldwide, Inc. (the “Company”) issued a press release reporting its results for the third quarter ended September 30, 2007. Subsequent to the November 1, 2007 press release, management determined that recent declines in quoted market price of the Company’s common stock represent an event or change in circumstance that would more likely than not reduce the fair value of certain of the Company’s assets. As a result, the Company intends to conduct impairment testing prior to the filing of its Quarterly Report on Form 10-Q for the period ended September 30, 2007 rather than at the end of its fiscal year. Management expects that such testing will result in a material write-down of goodwill and other intangibles related to the Company’s European reporting units, which currently have a book value of approximately $3 million. As part of the testing, the Company will reconcile the fair value of each of its reporting units to the fair market value of the Company as a whole based upon the value of the preferred and common stock as of September 30, 2007, which could result in write-downs with respect to the Company’s other reporting units.

The Company intends to file a Form 12b-25 in order to obtain an extension of time to file its Quarterly Report on Form 10-Q. The Company currently expects that it will have its Form 10-Q filed on or before the fifth calendar day following the prescribed due date in accordance with Rule 12b-25.

The Company issued a press release pertaining to the foregoing on November 12, 2007, a copy of which is attached as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits:

Exhibit No.	Description
99.1	Press Release of EMAK Worldwide, Inc. issued November 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMAK WORLDWIDE, INC.

Date: November 12, 2007	By:	/S/TERESA L. TORMEY
Teresa L. Tormey, Chief Administrative Officer & General Counsel

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